[LOGO]  NORWOOD
        FINANCIAL CORP.
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                  717 Main Street - Honesdale, Pennsylvania 18431 - 717-253-1455



FOR IMMEDIATE RELEASE - October 29, 2004


RALPH A. MATERGIA APPOINTED TO WAYNE BANK BOARD


HONESDALE - William W. Davis Jr., President and Chief Executive Officer of Norwood Financial Corp and its subsidiary Wayne Bank, is pleased to announce the election of Ralph A. Matergia to the Board of Directors of Wayne Bank and Norwood Financial Corp, effective November 1, 2004.

     "Mr. Ralph A. Matergia brings to the bank a wide range of business experience as well as legal expertise and an intimate knowledge of Monroe County," CEO Davis noted. Mr. Matergia, a prominent and respected Monroe County attorney for more than 25 years, is a founding partner of the law firm Matergia and Dunn, with offices at 530 Main Street, Stroudsburg. The firm represents clients in the areas of commercial and residential real estate, land use planning, business matters, corporate practice including community association practice, municipal matters, and civil litigation.

     In addition, Mr. Matergia has served as a Monroe County Assistant District Attorney, and has served as Solicitor for the Borough of Stroudsburg since 1979, and has served as Solicitor for the Monroe County Treasurer for the past 25 years. He is also a member of the Monroe County and American Bar Associations and the Association of Trial Lawyers of America. Mr. Matergia is a 1971 graduate of the University of Pittsburgh and in 1974 earned a law degree from Ohio Northern University. He was admitted to the Bar in 1974.

     Mr. Matergia's other business involvements include being a member of the Board of Directors of Pocono International Raceway (Long Pond), a member of the Board of Directors of Fiber Dynamics Inc. (Highpoint, NC), and a member of the Board of Directors of the Jacob Stroud Corporation (Stroudsburg). Mr. Matergia presently serves on Wayne Bank's Monroe County Advisory Board along with Michael
J. Baxter, Sara Cramer, Andrew Forte, Randy R. Motts, James H. Ott, Ron Sarajian, Ray Price, Marvin Papillon, and Robert L. Weseloh CPA.

     Born in New Kensington, PA, Mr. Matergia and his wife, Deborah M. Matergia, are residents of Stroudsburg and are the parents of two sons.

     Norwood Financial Corp., through its subsidiary Wayne Bank, operates 11 community branch offices in Wayne, Pike, and Monroe Counties. Total assets at September 30, 2004, were $398.6 million, with loans receivable of $256.9 million, deposits of $317.9 million, and stockholders' equity of $44.8 million. The Bank offers a complete line of commercial and retail products as well as trust and other asset management services. The Company's stock is traded on the Nasdaq market under the symbol, NWFL. Additional information is available through the Company's website: www.waynebank.com.
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